Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Sprint Nextel Corporation:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-171301) and Form S-8 (No. 333-42077, No. 333-68737, No. 333-56938, No. 333-59124, No. 333-76783, No. 333-92809, No. 333-54108, No. 333-75664, No. 333-103691, No. 333-105244, No. 333-111956, No. 333-115621, No. 333-115607, No. 333-115609, No. 333-124189, No. 333-127426, No. 333-130277, No. 333-142702 and No. 333-159330) of Sprint Nextel Corporation of our report dated February 27, 2012, with respect to the consolidated balance sheets of Sprint Nextel Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive loss, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Sprint Nextel Corporation.
Sprint Nextel Corporation adopted accounting guidance regarding accounting for business combinations and equity method investments in 2009, and presentation of the consolidated statement of comprehensive loss in 2011.
/s/ KPMG LLP
Kansas City, Missouri
February 27, 2012